Exhibit 15.3

April 29, 2025

Amber International Holding Limited

c/o 1 Wallich Street

#30-02, Guoco Tower

Singapore 078881

Dear Sir/Madam:

We hereby consent to the references to our firm’s name under the heading “Item 3. Key Information—Termination of the Company’s Status as China Concept Stock” and “Item 4. Information of the Company—A. History and Development of the Company” in the Annual Report of iClick Interactive Asia Group Limited on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which is filed with the Securities and Exchange Commission on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices